Exhibit 16.1

February 19, 2010

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re: American Commerce Solutions, Inc.

We have read the statements that we understand American Commerce Solutions, inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

/s/ Pender Newkirk & Company LLP

Pender Newkirk & Company LLP Certified Public Accountants Tampa, Florida